Exhibit 99.2

Philip Morris International Inc.
2019 Third-Quarter Results Conference Call
October 17, 2019

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2019 third-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons are presented on a "like-for-like" basis reflecting pro forma 2018 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

Our third-quarter results continued to reflect strong underlying business performance.

The results include the better-than-anticipated timing of pricing and costs compared to our previously communicated assumptions for the quarter.

Our reported results in the quarter were impacted by an after-tax charge in Russia of $315 million related to a final assessment by the Moscow tax authorities on excise taxes and VAT for the 2015 to 2017 period. Additional detail on this charge is provided in today's press release.

(SLIDE 5.)

Total shipment volume in the third quarter declined by 1.4%.

Excluding the net favorable impact of estimated distributor inventory movements -- due primarily to the heated tobacco unit inventory reduction in Japan during the third quarter of 2018 -- our total in-market sales volume declined by 3.6%, reflecting lower cigarette volume, partly offset by strong heated tobacco unit volume growth.

Approximately two-thirds of the total in-market sales volume decline was due to three markets, in two of which the decreases were largely timing related:

•
In Pakistan, our cigarette volume was down by approximately 50% -- broadly in line with the industry decline -- reflecting the timing of excise tax increase announcements compared to last year, as well as the impact of price increases.

•
In Turkey, our cigarette volume decline was due mainly to the impact of two price increases this year -- totaling five Turkish Lira per pack or roughly 44% on a weighted-average basis -- which disproportionately impacted our share given the timing of our price increases vis-a-vis the competition.

•	In Indonesia, our cigarette volume decline mainly reflected lower share, primarily due to widened price gaps between our brands and the competition's, as well as a lower total market.

(SLIDE 6.)

Heated tobacco unit shipment volume reached 16.0 billion units in the quarter. Excluding the net favorable impact of inventory movements -- primarily related to the third-quarter 2018 inventory reduction in Japan -- our HTU in-market sales volume increased by 28.3%, driven by the EU and Eastern Europe Regions.

HTU shipment volume in the quarter was in line with our HTU in-market sales volume of 15.9 billion units.

(SLIDE 7.)

Third-quarter net revenues increased by 7.0%, excluding currency, driven by higher HTU shipment volume and favorable pricing for our combustible tobacco portfolio, partly offset by lower cigarette shipment volume.

RRP net revenues reached $1.3 billion in the quarter, or over 17% of PMI's total net revenues. It is worth noting that our year-to-date September RRP net revenues of $4.1 billion have essentially reached the full-year 2018 total.

(SLIDE 8.)

We recorded a strong combustible tobacco pricing variance of 5.9% in the quarter, driven notably by Germany, Indonesia, Mexico, the Philippines, Russia and Turkey.

(SLIDE 9.)

On a currency-neutral basis, adjusted operating income increased by 8.0%, while adjusted operating income margin grew by 40 basis points.

This margin expansion was achieved despite net incremental investment behind RRPs in the quarter of approximately $170 million, and was driven primarily by favorable geographic mix related to HTUs, reflecting the increased contribution of volume from IQOS geographies with relatively high unit margins, notably markets in the EU Region.

Our adjusted operating income and margin also benefited from the timing of costs, as certain expenditures initially planned for the third quarter were not incurred by quarter-end.

(SLIDE 10.)

Adjusted diluted EPS increased by 5.9%, excluding currency.

The lower currency-neutral growth in adjusted diluted EPS, compared to adjusted operating income, notably reflected the high relative growth contribution in the quarter from markets with sizable non-controlling interests, for example, the Philippines, with a non-controlling interest of 50%.

(SLIDE 11.)

Our total international market share, excluding China and the U.S., was essentially stable in the third quarter, reflecting lower share for cigarettes offset by higher share for heated tobacco units, which reached 2.3%.

(SLIDE 12.)

Our share of the cigarette category declined by 0.4 points, reflecting continued adult smoker out-switching to IQOS -- particularly in the EU Region, Japan and

Russia -- coupled with lower share notably in Argentina, Indonesia, Korea, Mexico and Turkey.

Importantly, Marlboro's share of the cigarette category increased by 0.2 points to 10.2%, driven by Germany, the Philippines, Russia, Saudi Arabia and Turkey.

(SLIDE 13.)

The share decline in Indonesia primarily reflects the impact of widened price gaps between Sampoerna A -- notably A Mild -- and competitive brands, particularly at the bottom of the market.

As you may recall, we increased our prices in Indonesia late last year in anticipation of a 2019 excise tax increase that ultimately did not materialize. Our competitors largely maintained their prices, particularly following the government's decision to leave cigarette excise taxes unchanged, leading to the widened price gaps with our brands this year.

Although no formal regulation has yet been issued, the government recently outlined a 2020 cigarette excise tax with an average increase of 23% in excise and 35% in the minimum banderole price. As the government has not yet announced the increase for each individual tax tier, it is difficult to accurately gauge the anticipated volume and share impact in 2020. We do note, however, that while the potential tax pass-on is relatively steep, in the context of a two-year stack -- with no excise tax increase in 2019 -- the average percentage increase is broadly in-line with historical levels.

(SLIDE 14.)

Turning now to a more detailed discussion of RRP performance, we estimate that there were approximately 12.4 million IQOS users as of quarter-end. We further estimate that 71% of the total -- or some 8.8 million IQOS users -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

(SLIDE 15.)

IQOS is now commercially available in 51 markets, following recent launches in Belarus, the United Arab Emirates and the U.S.

(SLIDE 16.)

We are particularly excited by the launch of IQOS in the U.S. through our commercial arrangement with Altria. The first IQOS retail store has opened in the initial lead market of Atlanta, Georgia, marking an historic milestone in providing better alternatives to the 40 million men and women in the U.S. who smoke.

IQOS is currently the only heat-not-burn product on the market authorized through the U.S. Food and Drug Administration's PMTA pathway as "appropriate for the protection of public health."

As you are aware, the merger discussions with Altria have ended. Although this chapter is definitively closed, we have an ongoing relationship with Altria, and both companies will focus on maximizing the IQOS opportunity in the U.S. market.

(SLIDE 17.)

Last month we took another important step in our journey towards a smoke-free future with the launch of IQOS 3 DUO.

This latest addition to the IQOS family was designed with enhanced features to help adult smokers switch more seamlessly from cigarettes. IQOS 3 DUO allows two consecutive uses without recharging the holder, while its charging time is significantly faster compared to IQOS 3 and IQOS 2.4 PLUS.

IQOS 3 DUO is currently available in Japan and will be rolled out in most markets where IQOS is commercially available by the end of this year, further strengthening our smoke-free leadership position.

(SLIDE 18.)

Let me now take you through the performance of IQOS in the quarter.

In the markets where IQOS has been commercialized, excluding the U.S., our HTU brands recorded a total combined share of 5.1%, despite not yet being nationally distributed in many of them. At this share level, our HTU brands would collectively be the 4th-largest tobacco "brand" in these markets, up from number six in the third quarter of last year.

(SLIDE 19.)

In the EU Region -- where we are commercializing IQOS in areas representing approximately 57% of total industry volume -- share for HEETS more than doubled in the quarter to reach 2.5%. This growth reflects continued strength across a broad range of markets, as detailed in the HTU market share appendix included at the end of today's presentation.

On a sequential basis, share increased by 0.1 point compared to the second quarter. Given the impact of higher industry cigarette sales volume reflecting summer seasonality, we believe that this sequential share performance understates the favorable momentum of HEETS. To this point, the in-market sales volume for HEETS increased by over 9% sequentially versus the second quarter.

(SLIDE 20.)

IQOS continued its strong performance in Russia in the quarter, with HEETS share up by 2.9 points to reach 4.0%. On a sequential basis versus the second quarter, HEETS share increased by 1.1 points, while in-market sales increased by over 40% to reach 2.4 billion units.

HEETS share growth in the quarter was consistent with the pace of adult smoker adoption and our geographic expansion. We are now commercializing IQOS in cities representing approximately half of the market by total industry volume, compared to an estimated 40% at the end of the second quarter.

(SLIDE 21.)

In Japan, our total share for HeatSticks and HEETS increased by 1.5 points to reach 17.0% in the quarter. The initiatives that we introduced during the second half of last year continued to pay off and drove a step-up in our share performance. On a sequential basis, the share for our HTU brands was up by 0.4 points, or stable after adjusting for the estimated impact of trade loading in advance of the October 1st tax and price increases.

(SLIDE 22.)

Importantly, our weekly offtake share increased sequentially during the quarter, reaching over 18% by the end of September. While we acknowledge that our offtake shares toward the end of the period may have been favorably impacted by consumer loading ahead of October 1st, our share growth continued in the first week of this month.

We are encouraged by our HTU share performance in the face of increased competitive activity as the year has progressed. While the growing number of smoke-free devices and consumables has contributed to competitive churn, IQOS remains the market leader with approximately 73% HTU category share despite accounting for only around 20% of category SKUs.

We believe the launch of IQOS 3 DUO will further reinforce the IQOS family's leadership position. This will be complemented by recent line extensions in our HeatSticks and HEETS line-ups.

(SLIDE 23.)

In Korea, the heated tobacco category remains highly competitive, particularly in the area of non-menthol flavors and related new taste dimensions that are also present in the cigarette category.

HEETS share in the third quarter declined by 1.2 points, or by one point on an adjusted basis. Share for HEETS was also down sequentially versus the second quarter.

However, we began to see early signs of stabilization in HEETS offtake segment share over the course of the third quarter, supported by recent launches that expanded the flavor line-up.

While we are encouraged by this trend, we have a lot of work to do to reinforce the heated tobacco category's benefits and build upon IQOS's leadership position. In this regard, we look forward to the upcoming roll-out of IQOS 3 DUO.

(SLIDE 24.)

Turning now to our full-year outlook, as announced in today's press release, we are revising our 2019 reported diluted EPS guidance, at prevailing exchange rates, to be at least $4.73.

The 21-cent decrease, compared to our prior guidance on July 18th of at least $4.94, was predominantly due to the $315 million after-tax charge in Russia, noted earlier.

Our guidance continues to include an unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share.

(SLIDE 25.)

After excluding the reporting adjustments and tax items outlined on this slide, our forecast continues to represent a projected currency-neutral increase of at least 9% versus our pro forma adjusted diluted EPS of $4.84 in 2018.

(SLIDE 26.)

Our guidance continues to assume an industry total volume decline in 2019 of approximately 2.5%, excluding China and the U.S.

As a result of recent cigarette price increases in select markets -- notably the Philippines and Turkey -- we now assume a full-year total shipment volume decline rate of 1.0% to 1.5%, versus approximately 1.0% previously. This revision solely reflects changes to our full-year cigarette shipment volume outlook.

We continue to anticipate full-year HTU shipment volume broadly in line with our HTU in-market sales volume, with any inventory movements this year in individual markets essentially offsetting on an aggregate basis.

(SLIDE 27.)

We are maintaining our full-year assumption of currency-neutral net revenue growth of at least 6%. This now reflects a higher combustible tobacco pricing variance of approximately 6%, compared to above 5% previously, which is effectively offset by the impact of our revised total shipment volume target.

While we continue to anticipate net incremental investments behind RRPs of approximately $400 million, excluding currency, we are refining our currency-neutral adjusted operating income margin expansion assumption for the year to approximately 150 basis points, from at least 100 basis points previously.

In addition, please note that we now expect the full-year contribution of IQOS devices to total RRP net revenues to be approximately 15%, compared to below 20% previously.

This primarily reflects:

•	the favorable geographic mix impact of greater HTU volume in relatively high margin geographies, notably markets in the EU Region;

•	the longer lifespan of the latest IQOS devices compared to prior versions; and

•	the impact of IQOS device retail price changes in select markets.

(SLIDE 28.)

We now anticipate full-year operating cash flow of approximately $9.2 billion, subject to year-end working capital requirements. The change compared to our prior assumption of approximately $9.5 billion reflects the impact of the after-tax charge in Russia.

Separately, we now expect 2019 capital expenditures of approximately $1 billion, compared to approximately $1.1 billion previously.

Dividends remain the primary use of our operating cash flow after capital expenditures. Last month, we increased our quarterly dividend rate by 2.6% to $1.17 per share. This equates to a total quarterly dividend of approximately $1.8 billion, or approximately $7.3 billion annually.

(SLIDE 29.)

To close on our full-year guidance and assumptions, I would like to touch on our anticipated fourth-quarter performance.

Importantly, we expect currency-neutral net revenue and adjusted operating income growth to be in-line with our year-to-date September results.

However, our currency-neutral adjusted diluted EPS growth will be lower than our year-to-date September performance due to the following factors:

•
An unfavorable income tax rate comparison of roughly four percentage points versus the fourth-quarter of 2018, during which our three-month tax rate benefited from the full-year impact of further clarifications related to U.S. tax reform; and

•	A continued high relative adjusted operating income growth contribution from markets with sizable non-controlling interests.

We expect these two factors to serve as a drag of approximately nine percentage points on our fourth-quarter currency-neutral adjusted diluted EPS growth rate, compared to our pro forma adjusted diluted EPS of $1.17 in the fourth quarter of 2018.

(SLIDE 30.)

To conclude, we recorded strong underlying business performance in the third quarter, reflecting the quality of our execution against each of the key metrics of net revenues, operating income, margin, and diluted EPS on a currency-neutral, adjusted basis.

The fundamentals supporting our strong combustible tobacco portfolio are intact.

The favorable momentum for IQOS continues across geographies, further supporting our confidence in our HTU shipment volume target of 90 to 100 billion units by 2021.

We are excited by the recent launch of IQOS in the U.S. and the global launch of IQOS 3 DUO.

Finally, on a currency-neutral basis, we are maintaining our full-year 2019 growth assumption for net revenues of at least 6% and our anticipated full-year 2019 growth rate for adjusted diluted EPS of at least 9%.

(SLIDE 31.)

Thank you. I am now happy to take your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.